EXHIBIT 11
                                                              ----------
                 	FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
	                      COMPUTATION OF EARNINGS PER SHARE


                                                     Three Months Ended
                                                          June 30,
                                                -----------------------------
                                                  1997                1996
                                                  ----                ----
Weighted average shares:
  Shares issued                                18,978,078          17,315,125
  Estimated increase in shares outstanding due
   to allowed claims exceeding $85 million (1)    280,500             313,339
   Less treasury stock                         (2,318,068)         (2,395,295)
   Net effect of dilutive warrants based on the
     treasury stock method                      1,006,419             995,022
                                               ----------          ----------
Total weighted average shares outstanding      17,946,929          16,228,191
                                               ==========          ==========

Net earnings                                   $7,537,000          $4,939,000
                                               ==========          ==========
Net earnings per share                              $0.42               $0.30
                                                    =====               =====

        Six Months Ended
           June 30,
  --------------------------
     1997            1996
     ----            ----
  18,944,833      17,303,125
     280,500         313,339
  (2,324,558)     (2,395,295)
   1,027,189         883,497
  ----------      ----------
  17,927,964      16,104,666
  ==========      ==========

 $11,302,000      $6,832,000
 ===========      ==========
       $0.63           $0.42
       =====           =====

(1)	On June 30, 1997, the bankruptcy court approved a settlement agreement between the Company and the county and property owners' association for its Pagosa Springs, Colorado resort location. Based on the terms of the settlement, the Company subsequently issued 280,500 shares of its common stock. The Company previously estimated the total number of shares which would be issued in connection with this claim at approximately 1,020,000 shares. As a result, the number of contingent shares included in the computation of earnings per share for prior periods was reduced by approximately 740,000 shares, resulting in earnings per share for the three and six months periods ended June 30, 1996 increasing by $.01 per share.